Exhibit 99.1

Seritage Growth Properties Announces Leasing and Development Activity

New York, NY – January 17, 2017 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner of 266 retail properties totaling over 42 million square feet of gross leasable area (“GLA”), today provided an update on the Company’s leasing and development activity as of December 31, 2016.

Leasing and Development Highlights:
•	Signed new leases totaling 2.2 million square feet since the Company’s formation, including 890,000 square feet during the fourth quarter of 2016
	-	Increased third-party rental income by $41 million, or approximately 94%, since the Company’s formation
	-	New rents at 4.4x prior rents upon releasing, with new average rent of $18.62 PSF compared to $4.20 PSF for space currently or formerly occupied by Sears Holdings Corporation (“Sears Holdings”)
•
Completed or commenced 48 wholly-owned redevelopment projects with projected cost of over $460 million since the Company’s formation, including eight new projects commenced in the fourth quarter of 2016

	-	Projected incremental returns of approximately 12% on 33 new projects initiated solely on the Seritage platform with projected cost of $400 million
•	Initiated recapture of iconic Sears building in downtown Santa Monica for redevelopment during the fourth quarter of 2016

“We further accelerated our leasing and redevelopment momentum in the fourth quarter, ending the full year 2016 with over 2.2 million square feet leased to new retailers at an average rental spread of 4.4 times, and with $460 million of projects completed or commenced,” said Benjamin Schall, President and Chief Executive Officer.  “Our pipeline of activity, across our full range of geographies and asset types, continues to expand, presenting increasing opportunities to unlock significant value for shareholders upon re-tenanting and redevelopment.  We are also excited to commence a series of our larger scale projects in 2017, including our planned redevelopment of the Sears store in Santa Monica, California into a premier shopping, dining and office destination.”

Leasing Update
Since inception, the Company has signed new leases totaling over 2.2 million square feet at an average base rent of $18.55 PSF.  The releasing spread for space currently or formerly occupied by Sears Holdings was 4.4x (from $4.20 PSF to $18.62 PSF) across 2.0 million square feet on a same-space basis.

A summary of the Company’s leasing activity by quarter, inclusive of joint venture properties, is presented below:

($ in thousands)
Quarter	Total				Release of Sears Holdings Space
	Leases	Square Feet	Annual Base Rent	Rent PSF	Leases	Square Feet	Annual Base Rent	Rent PSF	Releasing Spread
Q4 2015	9	153,540	$4,630	$30.13	6	129,900	$3,800	$29.25	4.4x
Q1 2016	7	214,380	6,990	32.60	7	214,380	6,990	32.60	5.7x
Q2 2016	15	422,330	7,240	17.15	13	362,900	6,440	17.75	4.7x
Q3 2016	14	543,480	7,470	13.74	12	456,150	6,250	13.70	4.0x
Q4 2016	29	890,350	14,930	16.77	27	847,940	13,960	16.46	3.9x
	74	2,224,080	$41,260	$18.55	65	2,011,270	$37,440	$18.62	4.4x

Development Update
During the three months ended December 31, 2016, the Company commenced eight new projects representing an estimated total investment of approximately $112.7 million.  In total, including projects commenced prior to the Company’s formation, the Company has completed or commenced 48 projects representing an estimated total investment of approximately $463.0 million.

Below is a summary of the Company’s development activity within its wholly-owned portfolio, presented as project announcements per quarter:

($ in thousands)
Quarter	Projects	Square Feet	Total Est. Development Cost (1)	Total Est. Project Cost (1)	Projected Annual Income (2)			Incremental Yield (3)
					Total	Existing	Incremental
Acquired (4)	15		$63,600	$63,600
Q4 2015	5	352,200	51,500	64,200	$10,000	$2,100	$7,900	12.0% - 13.0%
Q1 2016	5	273,200	50,000	50,000	10,200	3,600	6,600	13.0% - 14.0%
Q2 2016	5	383,300	58,000	58,300	9,900	3,100	6,800	11.0% - 12.0%
Q3 2016	10	996,900	111,700	114,000	18,200	6,700	11,500	10.0% - 11.0%
Q4 2016	8	680,500	106,100	112,700	21,400	5,500	15,900	14.0% - 15.0%
	48	2,686,100	$440,900	$462,800	$69,700	$21,000	$48,700	12.0% - 13.0%

(1)	Total estimated development costs exclude, and total estimated project costs include, termination fees to recapture 100% of certain properties.
(2)	Projected annual income includes assumptions on stabilized rents to be achieved for space under redevelopment. There can be no assurance that stabilized rent targets will be achieved.
(3)	Projected incremental annual income divided by total estimated project costs.
(4)	Projects were in various stages of development when acquired by the Company in July 2015. Capital to complete projects was reserved at the closing of the acquisition.

Santa Monica
During the fourth quarter the Company submitted a recapture notice to Sears Holdings for 100% of the space at the Company’s property in Santa Monica, CA.  One of the Company’s premier redevelopment opportunities, the freestanding property is located across the street from the new Metro Rail station and two blocks from the Pacific Ocean and the Santa Monica Pier.  The planned redevelopment will transform the existing building into a vibrant, mixed-use destination of retail, restaurants, and creative office space.

The Company will provide additional details on its development and leasing activity when it releases fourth quarter and full year 2016 operating and financial results.

About Seritage Growth Properties
Seritage Growth Properties is a publicly-traded, self-administered and self-managed retail REIT with 235 wholly-owned properties and 31 joint venture properties totaling over 42 million square feet across 49 states and Puerto Rico.  Pursuant to a master lease, 220 of the Company’s wholly-owned properties are leased to Sears Holdings and are operated under either the Sears or Kmart brand.  The master lease provides the Company with the right to recapture certain space from Sears Holdings at each property for retenanting or redevelopment purposes.  At several properties, third party tenants under direct leases occupy a portion of leasable space alongside Sears and Kmart, and 15 properties are leased entirely to third parties.  The Company also owns 50% interests in 31 properties through joint venture investments with General Growth Properties, Simon Property Group and The Macerich Company.  A substantial majority of the space at the Company’s JV properties is also leased to Sears Holdings under master lease agreements that provide for similar recapture rights as the master lease governing the Company’s wholly-owned properties.

Forward Looking Statements
Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Seritage undertakes no duty to update any forward-looking statements made herein.

Contact
Seritage Growth Properties
646-277-1268
IR@Seritage.com